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                                                                   Exhibit 10.11

                               Central Management
                Electronics, Chemicals, Metals and Textile Sector
                  Zion House, 41-45 Rothschild Blvd., Tel Aviv

                                                               February 10, 2002
                                                              Ref: 427/95/66-201

Messrs:
Nur Macroprinters Ltd.

                              Re: Credit framework

At your request we hereby confirm to you that we will be prepared to provide you with a credit framework as detailed below in this letter, under the conditions agreed between us, while taking note of the following conditions:

a. The short-term credit framework (credit whose due date is up to and not later than the end of the period of the credit framework which includes, inter alia, discounting and guarantees).

       1.     Amount: Up to $8,000,000 (eight million U.S. dollars).

       2. Interest Libor plus 1.25% p.a. plus commission for allocating credit at a rate of 0.25% p.a. of the unutilized balance of the credit framework, which will be paid every 3 months.

       3.     Period - up to December 31, 2002.

b. Long-term credit framework (credit up to the final date of payment which is 12 months after the date of granting the credit).

       1. Amount: Up to $17,466,000 (seventeen million four hundred and sixty six thousand U.S. dollars).

       2.     Interest:  Libor plus 2% p.a.

       3.     Repayment: Principal: As detailed in the Appendix to this letter.
                         Interest: Every three months.

Additional conditions

a. Total short-term credit (including discounting, guarantees and other balance sheet and off balance sheet liabilities) will not exceed $19,000,000 (nineteen million U.S. dollars) of which the said short term credit provided to you or to your subsidiaries by banks abroad will not exceed $1,600,000 (one million six hundred thousand U.S. dollars).

b. Total long-term credit on December 31, 2001 was $32,500,000 (thirty two million five hundred thousand U.S. dollars). The credit will decline according to the payments schedule mentioned in the attached Appendix.

c. Total credit to be taken by you from us, both short-term and long-term will not exceed 60% of the total credit to by taken by you.

d. You will prove to us to our satisfaction that not later than March 31, 2002 you raised capital through an issue of shares in an amount of not less than $7,000,000 (seven million U.S. dollars).

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e.     At all times and as long as you have not repaid the above credits to us you will maintain the following financial ratios:

       1. Tangible shareholders' equity will not be less than $29,000,000 (twenty nine million U.S. dollars) and not less than 25% of the total balance sheet. For this purpose tangible shareholders' equity means - total issued and paid up share capital plus capital reserves and retained earnings, less non tangible assets such as goodwill, copyrights, etc).

       2. The ratio between the long-term credit we provided you plus third parties provided you and between the EBIDTA will not exceed the following ratio:
              The year 2002 - 1:6.5
              The year 2003 - 1:5.5
              The year 2004 - 1:5

              The EBIDTA will be calculated less non-recurring expenses.

       3. Total short-term credit provided by us and by third parties will not exceed 70% of your total receivables for a period of up to 180 days less provisions.

       4. The balance of your cash will not be less at any time than $9,000,000 (nine million U.S. dollars).

       5. You will provide us with quarterly and annual financial statements in the form and at the times required by the laws applying to you, including the provisions of the Securities Laws prevailing in the United States of America.

              In addition you will submit to us within 45 days from the end of every quarter a detailed report of your debts and obligations to banks, balance of cash on hand, balance of inventories according to categories, and aged balance of receivables and total sales. These reports will be submitted to us for every company separately, i.e. for you and for every subsidiary.

              The terms mentioned above will be interpreted according to generally accepted accounting principles.

f. To secure repayment of the above credit you will register in our favor the following collateral:

       1. A first floating charge on all your assets and properties for an unlimited amount, a fixed charge on your unpaid share capital and goodwill and a fixed charge on negotiable and other documents deposited in your account.

       2. The subsidiaries will undertake not to register liens of any type whatsoever.

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g.     You will give us an option to purchase 70,000 of your shares at a price of $5 (five U.S. dollars) per share. The option will be given for a period of 4 years and may be exercised as from the end of two years from the date of its being granted.
       Notwithstanding the aforesaid, the option will be cancelled if we do not exercise this option or part thereof up to the end of 4 years from the date of it being grantedd, or in the event that within the first 2 years from the date of issuing the option you have paid us an amount exceeding $5,800,000 (five million eight hundred thousand U.S. dollars) of the current amount (principal and interest) during that period which you should pay us for the long-term credit we provided you.

h. You will sign in our favor all the documents required by us to our full satisfaction for the aforesaid.

i.     There will not be any breach whatsoever of your obligations to us.

j. There will be nothing in the law to prevent us providing you with the credit.

k. You will pay us a one-time commission of $29,000 for the aforesaid on the date of this letter.

l. This letter will be in force subject to the condition that not later than March 31, 2002 you will sign in our favor all the documents required by us as mentioned above.

m. The aforesaid in this letter expresses all the credit framework existing for you with us.


                                Yours sincerely,

                                  Bank Hapoalim
                               Central Management

                          ---------           -----------
                          L. Landau             I. Oron


We the undersigned agree to the aforesaid


____(X)_____________(X)____
  Nur Macroprinters Ltd.



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APPENDIX

The Company's long-term credit totaling $17,466 will be repaid as follows:

a) An amount of $278 thousand for loan No. 25059 - will be repaid by May 25, 2002 in accordance with the original payments schedule according to which it was provided to you.

b) An amount of $17,188 thousand will be repaid as follows as of January 3, 2002.

       -------------------------------------------------------------------------------------------------
         Year      Quarterly amount of repayment      Total annual repayment        Balance of loan
       -------------------------------------------------------------------------------------------------
                                                       $ thousands
       -------------------------------------------------------------------------------------------------
       2002                        250 (*)                    1,000                    16,500
       -------------------------------------------------------------------------------------------------
       2003                        250                        1,000                    15,500
       -------------------------------------------------------------------------------------------------
       2004                        500                        2,000                    13,500
       -------------------------------------------------------------------------------------------------
       2005                        500                       12,000
                           (3 quarters)                   (Last quarter)
       -------------------------------------------------------------------------------------------------

       (*) In the first quarter of 2002 an amount of $312 thousand has been repaid. Therefore, the amount payable in the second quarter of 2002 (on April 3, 2002) stands at $188 thousand only.


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